As filed with the Securities Exchange Commission on January 8,
1998

                                   Registration No. 333-_____
                    ______________________

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549
                    ______________________

                            FORM S-3
                    REGISTRATION STATEMENT
                            Under
                  The Securities Act of 1933
                    ______________________

               PRICE COMMUNICATIONS CORPORATION
     (Exact name of registrant as specified in its charter)

          New York                      13-2991700
     (State of Incorporation)         (I.R.S. Employer
                                      Identification No.)

                         45 Rockefeller Plaza,
                         New York, New York
                              10020
                         (212) 757-5600
          (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                         Robert Price
                             President
                    45 Rockefeller Plaza
                    New York, New York  10020
                         Tel: (212) 757-5600
          (Name, address, including Zip Code, and Telephone
          Number, including Area Code, of Agent for Service)
                    ______________________

                         Copy to:

                    Peter G. Samuels, Esq.
                    Proskauer Rose LLP
                    1585 Broadway
                    New York, New York
                    Tel:  (212) 969-3000
                    Fax: (212) 969-2900

          Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement has been declared effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. [x]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

               CALCULATION OF REGISTRATION FEE
_________________________________________________________________
_________________________________________________________________
                           Proposed     Proposed
Title of                   Maximum      Maximum
Securities     Amount      Offering     Aggregate   Amount of
  To Be         To Be      Price Per    Offering  Registration
Registered     Registered  Share(a)(b)  Price (a)     Fee
_________________________________________________________________
_________________________________________________________________

Common         937,500     $8.5625      $8,027,343.70  $2,368.07
Stock, $.01    shares
par value
_________________________________________________________________
_________________________________________________________________

(a) The price stated is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(b) Based on the average of high and low prices on the American Stock Exchange reported on January 5, 1998.
                         __________
                         __________
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






































          Subject to Completion, Dated January 8, 1998

                         PROSPECTUS

                       937,500 Shares

               PRICE COMMUNICATIONS CORPORATION

          Common Stock (par value $0.01 per share)


          The Common Stock of PRICE COMMUNICATIONS CORPORATION (the "Company") offered hereby is being sold by selling shareholders (the "Selling Shareholders"). Each of the shares may be offered for sale and sold by the Selling Shareholders from time to time in varying amounts, including in block transactions, on the American Stock Exchange at then prevailing prices or in private transactions at prices and on terms to be determined at the time of sale. The shares may be sold by the Selling Shareholders directly, through an underwritten offering, through agents designated from time to time or to or through broker-dealers designated from time to time. See "Plan of Distribution." To the extent required, the number of shares to be sold, the name of the Selling Shareholders, the purchase price, the public offering price, if applicable, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The aggregate proceeds to the Selling Shareholders from the sale of the shares so offered will be the purchase price of the shares sold less the aggregate commissions, discounts and other compensation, if any, paid by the Selling Shareholders to underwriters, agents or broker-dealers. The Selling Shareholders may also sell all or a portion of the shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), to the extent that such sales may be made in compliance with such Rule. See "Plan of Distribution."

          The Company has agreed to use reasonable efforts to maintain the effectiveness of the registration statement of which this Prospectus is a part for a period of two years from October 6, 1997, the date of the purchase of the shares offered hereby by the Selling Shareholders. The Company will pay the expenses of the distribution estimated to be $44,068. The Selling Shareholders and brokers who execute orders on the Selling Shareholders' behalf may be deemed underwriters as that term is used in Section 2(11) of the Securities Act of 1933 (the "1933 Act"), and a portion of the proceeds of sales and commissions therefore may be deemed underwriting compensation for purposes of the 1933 Act. No portion of the net proceeds of this offering will be received by the Company.

          An investment in the Company's Common Stock involves a number of risks described under "Risk Factors," including the Company's high leverage and various industry specific risks. See
"Risk Factors."

          Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         __________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ____________

          The date of this Prospectus is           , 1998.

          No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering made by this Prospectus, and any information or representations not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which this Prospectus relates in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

          Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                    ADDITIONAL INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be obtained from the Commission at prescribed rates or may be inspected without charge and copied at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D.C., 20549; at 500 West Madison Street, Suite 400, Chicago, Illinois 60661; and at 13th Floor, 7 World Trade Center, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. These documents also are available on the Commissioner's Internet Website at http:www.sec.gov. Copies also may be obtained from the American Stock Exchange public reference facilities.

          The Company has incorporated by reference into this Prospectus its annual report on Form 10-K for the fiscal year ended December 31, 1996 and its quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1997 and its Current Report on Form 8-K filed to report an event of September 17, 1997. In addition, the Company's Current Report on Form 8-K filed on December 23, 1997, Current Report on Form 8-K filed on December 5, 1994 to report an event of October 6, 1994, and Current Report on Form 8-K filed on January 25, 1995 to report an event of January 12, 1995, contain the description of the Company's Common Stock offered hereby and such description is incorporated herein by reference.

          All annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive information or proxy statements and other reports filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all the securities offered by this Prospectus have been sold or which deregisters all the securities remaining unsold shall be deemed to be incorporated by reference into this Prospectus to be part hereof from the date of filing of such documents. These documents are or will be available for inspection and copying at the locations identified above. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement or the Prospectus to the extent that a statement contained in the Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

          The Company's annual report on Form 10-K contains consolidated balance sheets of the Company and its subsidiaries as of December 31, 1995 and December 31, 1996, and the related consolidated statements of earnings, of shareholders' equity and of cash flows for the three years ended December 31, 1994, December 31, 1995 and December 31, 1996. These financial statements, which have been incorporated by reference in this Prospectus, have been examined by Arthur Andersen LLP, for the years ended December 31, 1995 and 1996 and for the year end December 31, 1994 by KPMG Peat Marwick LLP, each independent public accountants, as indicated in their reports with respect thereto that are incorporated herein in reliance upon the authority of those firms in giving those reports.

          The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates). Such request should be directed to the Secretary of the Company, at the Company's principal executive office, 45 Rockefeller Plaza, New York, New York 10020, telephone (212) 757-5600.








                         THE COMPANY

     The Company has historically been a nationwide communications company owning and then disposing of a number of television, radio, newspaper, cellular telephone and other communications and related properties. The Company's business strategy is to acquire communications properties at prices it considers attractive, finance such properties on terms satisfactory to it, manage such properties in accordance with its operating strategy and dispose of them if and when the Company determines such dispositions to be in its best interests.

     On October 6, 1997, the Company acquired Palmer Wireless, Inc., caused its subsidiary, Price Communications Wireless, Inc., to merge with and into Palmer Wireless, Inc., which changed its name to Price Communications Wireless, Inc. ("PCW"), and sold PCW's Fort Myers, Florida Metropolitan Statistical Area (collectively, with the sale of the Georgia-1 system described below, the "Transactions"). PCW is engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. At September 30, 1997 (after giving effect to the Transactions), PCW provided cellular telephone service to 295,162 subscribers in Georgia, Alabama, Florida and South Carolina in a total of 16 licensed service areas composed of eight Metropolitan Statistical Areas ("MSAs") and eight Rural Service Areas ("RSAs"), with an aggregate estimated population of 3.3 million. PCW sells its cellular telephone service as well as a full line of cellular products and accessories principally through its network of retail stores.
PCW markets all of its products and services under the nationally recognized service mark CELLULAR ONE.

     On October 21, 1997, PCC and PCW entered into an Asset Purchase Agreement with MJ Cellular Company, L.L.C. which provides for the sale by PCW, for $25 million, of substantially all of the assets used or useful in the operation of the non-wireline cellular telephone system serving the Georgia-1-Whitfield Rural Service Area (Market No. 0371-A) ("Georgia-1"), including the FCC licenses to operate Georgia-1 (the "Georgia Sale"). The sale of the assets of Georgia-1 was consummated on December 30, 1997. The proceeds from the Georgia Sale will be used to retire a portion of the debt used to fund the acquisition of Palmer.







                         RISK FACTORS

     Prior to determining to purchase shares of Common Stock you should consider the specific risk factors set forth below.

     This Prospectus and the documents incorporated by reference in this Prospectus contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company with respect to the future operating performance of the Company. You are cautioned that any such forward looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those in the forward looking statements as a result of factors, many of which are outside the control of the Company. The following information and the documents incorporated by reference identify important factors that could cause such differences.

Leverage and Liquidity

     The Company is highly leveraged. The Company's high degree of leverage could limit significantly its ability to make acquisitions, withstand competitive pressures or adverse economic conditions, obtain necessary financing or take advantage of business opportunities that may arise.

     The Company's only committed source of liquidity is a credit facility, under which $80 million of revolving loans remains available. The Company expects to have sufficient availability under the credit facility to meet its liquidity needs for the next eighteen months. Borrowings under the credit facility are subject to significant conditions, including compliance with certain financial ratios and the absence of any material adverse change. The Company's ability to meet its working capital and operational needs and to provide funds for debt service, capital expenditures and other cash requirements is dependent upon the availability of financing under the credit facility. In addition, the Company intends to pursue opportunities to acquire additional cellular telephone systems which, if successful, will require the Company to obtain additional equity or debt financing to fund such acquisitions. There can be no assurances as to the availability or terms of any such financing or that the terms of the credit facility or the Company's other indebtedness will not restrict or prohibit any such debt financing.

     The Company's ability to meet its debt service requirements will require significant and sustained growth in the Company's cash flow. In addition, the Company expects to fund its growth strategy from cash from operations and borrowings under the credit facility. There can be no assurance that the Company will be successful in improving its cash flow by a sufficient magnitude or in a timely manner or in raising additional equity or debt financing to enable the Company to meet its debt service requirements or to sustain its growth strategy.

Limitations on Access to Cash Flow of Subsidiaries

     The Company does not have, and in the future may not have, any assets other than the common stock of its subsidiaries. The credit facility and other financing instruments to which the Company and its subsidiaries are or may in the future be a party impose, and in the future may impose, substantial restrictions on the ability of the Company's subsidiaries to pay dividends to the Company. Any payment of dividends to the Company is subject to the satisfaction of certain financial conditions set forth in the credit facility and other financing documents as well as restrictions under applicable state corporation law. The Company has not in the past paid any dividends to its common shareholders, and does not expect to pay any dividends to common shareholders in the foreseeable future. The ability of the Company and its subsidiaries to comply with the conditions of its financial obligations may be affected by events that are beyond the control of the Company. The breach of any such conditions could result in a default under the credit facility and/or other financing agreements and in the event of any such default, the lenders under the credit facility or the holders of certain other indebtedness could elect to accelerate the maturity of the loans under such facility or such other indebtedness. In the event of such acceleration, all such outstanding debt would be required to be paid in full before any cash could be distributed to the Company. There can be no assurance that the assets of the Company and its subsidiaries would be sufficient to repay all outstanding indebtedness or meet other financial obligations.

Net Losses

     On a pro forma basis after giving effect to the acquisition of Palmer Wireless, Inc., into which Price Communications Wireless, Inc., a subsidiary of the Company, then merged, with Palmer Wireless, Inc., as the surviving company, changing its name to Price Communications Wireless, Inc. ("PCW") and the financing thereof, the Company would have incurred net losses of approximately $54.4 million and $32.0 million, respectively, for the year ended December 31, 1996 and the nine months ended September 30, 1997. There can be no assurance that the Company's future operations will generate sufficient earnings to pay its obligations.


Fraudulent Conveyance Statutes

     Various laws enacted for the protection of creditors may apply to the incurrence of indebtedness and other obligations by the Company and certain of its subsidiaries in connection with the acquisition of Palmer Wireless, Inc. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Company or any such subsidiary that the Company or such subsidiary did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or other obligation and, at the time of such incurrence, the Company or such subsidiary (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged in a business or transaction for which the assets remaining in the Company or such subsidiary constituted unreasonably small capital; or (iv) intended to incur or believed it would incur obligations beyond its ability to pay such obligations as they mature, such court, subject to applicable statutes of limitation, could determine to invalidate, in whole or in part, such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors of the Company or such subsidiary.

     The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally, however, the Company or a subsidiary thereof would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. On the basis of the Company's historical financial information, its recent operating history and other factors, our management believes that, after giving effect to indebtedness incurred in connection with the acquisition of Palmer Wireless, Inc. and the other related financings, the Company and its subsidiaries will not be rendered insolvent, they will have sufficient capital for the businesses in which they will be engaged and they will be able to pay their debts as they mature; however, management has not obtained any independent opinion regarding such issues. There can be no assurances as to what standard a court would apply in making such determinations.

     To the extent that a subsidiary is deemed to have undertaken indebtedness or other obligations for the benefit of a parent corporation or shareholder, such indebtedness or other obligation also may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of such subsidiary. In such case, the analysis set forth above would generally apply, except that the indebtedness or other obligation could also be subject to the claim that, since the indebtedness or other obligation was incurred for the benefit of the parent corporation or shareholder, the obligations of the subsidiary thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could, among other things, avoid the subsidiary's obligation or subordinate the obligation to other indebtedness of the subsidiary.

Competition

     Although current policies of the Federal Communications Commission authorize only two licensees to operate cellular telephone systems in each cellular market, there is, and the Company expects there will continue to be, competition from the other licensee authorized to serve each cellular market in which PCW operates, as well as from resellers of cellular service. Competition for subscribers between cellular licensees is based principally upon the services and enhancements offered, the technical quality of the cellular telephone system, customer service, system coverage and capacity and price. The Company competes with a wireline licensee in each of its cellular markets, some of which are larger and have access to more substantial capital resources than the Company.

     The Company also faces competition from other existing communications technologies such as conventional mobile telephone service, specialized mobile radio ("SMR") and enhanced specialized mobile radio ("ESMR") systems and paging services. ESMR is a "cellular-like" communications service supplied by converting analog SMR services into an integrated, digital transmission system providing for call hand-off, frequency reuse and wide call delivery networks. The Company also faces limited competition from and may in the future face increased competition from PCS. It is expected that broadband PCS will involve a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. PCS may be capable of offering, and PCS operators claim they will offer, additional services not offered by cellular providers. PCS subscribers could have dedicated personal telephone numbers and would communicate using small digital radio handsets that could be carried in a pocket or purse. There can be no assurances that the Company will be able to provide nor that it will choose to pursue, depending on the economics thereof, such services and features. The Company currently believes that traditional tested cellular is economically proven unlike many of these other technologies and therefore it does not intend to pursue such other technologies.

     Although the Company believes that the technology, financing and engineering of these other technologies is not as advanced as their publicity would suggest, there can be no assurance that one or more of the technologies currently utilized by PCW in its business will not become obsolete at some time in the future.

     In addition, the Company faces competition from "resellers." The FCC requires all cellular licensees to provide service to resellers. A reseller provides wireless service to customers but does not hold an FCC license or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public.

Potential for Regulatory Changes and Need for Regulatory
Approvals

     The licensing, construction, operation, acquisition, assignment and transfer of cellular telephone systems, as well as the number of licensees permitted in each market, are regulated by the FCC. Changes in the regulation of cellular activities could have a material adverse effect on the Company's operations. In addition, all cellular licenses in the United States are granted for an initial term of up to 10 years and are subject to renewal. PCW's cellular licenses expire in the following years with respect to the following number of service areas: 1997
(four); 1998 (three); 2000 (two); 2001 (four); 2002 (three) and
2006 (one). On September 22, 1997, the Company filed License Renewal Applications with the FCC for the Savannah, Georgia MSA; the Albany, Georgia MSA; the Montgomery, Alabama MSA; and the Panama City, Florida MSA. Although these four licenses have since expired, the Company is permitted to continue to operate in these areas during the pendency of its renewal applications. While the Company believes that each of these licenses will be renewed based upon FCC rules establishing a renewal expectancy in favor of licensees that have complied with their regulatory obligations during the relevant license period, there can be no assurance that all of PCW's licenses will be renewed in due course. In the event that a license is not renewed, the Company would no longer have the right to operate in the relevant service area. A non-renewal of all licenses that are currently pending would have a material adverse effect on the Company's results of operations.

Fluctuations in Market Value of Licenses

     A substantial portion of the Company's assets consist of its interests in cellular licenses. The assignment of interests in such licenses is subject to prior FCC approval and may also be subject to contractual restrictions, future competition and the relative supply and demand for radio spectrum. The future value of the Company's interests in its cellular licenses will depend significantly upon the success of the Company's business. While there is a current market for such licenses, such market may not exist in the future or the values obtainable may be significantly lower than at present. As a consequence, in the event of the liquidation or sale of the Company's assets, there can be no assurance that the proceeds would be sufficient to pay the Company's obligations, and a significant reduction in the value of the licenses could require a charge to the Company's results of operations.

Reliance on Use of Third-Party Service Mark

     PCW currently uses the registered service mark CELLULAR ONE to market its services. PCW's use of this service mark is governed by five-year contracts between PCW and Cellular One Group, the owner of the service mark. If these agreements are not renewed upon expiration and the Company therefore is no longer permitted to use the CELLULAR ONE service mark, the Company's ability both to attract new subscribers and to retain existing subscribers could be materially affected. In addition, if for some reason beyond the Company's or PCW's control, the name CELLULAR ONE were to suffer diminished marketing appeal, the Company's or PCW's ability both to attract new subscribers and retain existing subscribers could be materially affected. AT&T Wireless Services, Inc., which has been the single largest user of the CELLULAR ONE service mark, has significantly reduced its use of the service mark as a primary service mark. There can be no assurance that such reduction in use by AT&T Wireless will not have an adverse effect on the marketing appeal of the brand name.

Dependence on Key Personnel

     The Company's affairs are managed by a small number of key management and operating personnel, the loss of whom could have an adverse impact on the Company. Robert Price, a Director, the President, Chief Executive Officer and Treasurer of the Company, also serves as a director and Chairman of PriCellular Corporation ("PriCellular"), another operator of cellular telephone systems. The Company believes that Mr. Price's position with the Company and PriCellular complement one another and benefit both companies because the systems they operate are similar but do not directly compete with one another. Mr. Price's employment agreement with PriCellular provides that he may not be an employee of or have an ownership interest in any company engaged in the operation of cellular telephone systems in the United States other than PriCellular and that any such other company may not acquire any additional cellular telephone system within the United States, in each case, without the unanimous consent of the executive committee of the Board of Directors of PriCellular. The executive committee of the Board of Directors of PriCellular has approved the acquisition of PCW by the Company. Although the Company and PriCellular historically have not imposed inconsistent demands on Mr. Price's availability, there can be no assurance that such conflicts will not arise in the future.

     PCW entered into employment contracts with William J. Ryan and M. Wayne Wisehart to remain as officers and also entered into employment contracts with other key employees prior to the consummation of the acquisition of Palmer Wireless, Inc. The success of the Company's operations and expansion strategy depends on its ability to retain and to expand its staff of qualified personnel in the future.

Radio Frequency Emission Concerns

     Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones may be linked to certain types of cancer. In addition, recently a limited number of lawsuits have been brought, not involving PCW, alleging a connection between cellular telephone use and certain types of cancer. Concerns over RF emissions and interference may have the effect of discouraging the use of cellular telephones, which could have an adverse effect upon the Company's business. As required by the Telecommunications Act of 1996, in August 1996, the FCC adopted new guidelines and methods for evaluating RF emissions from radio equipment, including cellular telephones. While the new guidelines impose more restrictive standards on RF emissions from low power devices such as portable cellular telephones, the Company believes that all cellular telephones currently marketed and in use comply with the new standards.

     The Company carries $4.0 million in General Liability insurance and $25.0 million in umbrella liability coverage. This insurance would cover any liability suits with respect to human exposure to radio frequency emissions. The Company believes that this coverage is adequate to cover potential liabilities.

Equipment Failure; Natural Disaster

     Although PCW carries "business interruption" insurance, a major equipment failure or a natural disaster affecting any one of PCW's central switching offices or certain of its cell sites could have a significant adverse effect on the Company's operations.



Potential Antitakeover Effect of Class A and Class B Preferred
Stock

     Although the Board of Directors and Compensation Committee of the Company believe that the provisions of the Company's Series A Preferred Stock and Series B Preferred Stock provide the Company's President and Chief Executive Officer with incentive to maximize shareholder value by providing such officer with significant profit upon the consummation of various business combination transactions providing the holders of the Common Stock with a payment per share significantly in excess of current trading prices, the series A Preferred Stock and Series B Preferred Stock may be viewed as having the potential effect of discouraging a bidder's proposal to acquire control of or merge with the Company in that such Preferred Stock would increase the cost to a bidder of certain of such transactions. In addition, the votes cast by such shares of Preferred Stock (a total of 1,137,707 votes, or 14.2% of the total votes cast by all outstanding shares of Common Stock and Preferred Stock as of December 31, 1997) would make it more difficult for a bidder to elect directors or enact shareholder proposals opposed by management of the Company.




























                     SELLING SHAREHOLDERS

          The following table sets forth the name of each Selling
Shareholder, the number of shares offered by each Selling
Shareholder and the number of shares beneficially owned (within the meaning of Rule 13d-3 under the 1934 Act) by each Selling
Shareholder as of December 31, 1997.

                                                        Shares of
                                                           Common
                                                      Stock to be
                                                     Beneficially
                                                      Owned After
                                                     the Offering
                                                          and the
                                                          Percent
                                                         of Class
                                                      Outstanding
                          Shares of     Shares of        [if more
                          Common Stock  Common Stock     than 1%]
                      Beneficially    Offered by the   After the
Selling Shareholder       Owned      Selling Shareholder Offering

Barbara Lewis             25,000         25,000

Harvey Sandler           142,000         31,250        110,750
                                                         (1.6%)

Sandler Associates       225,000        162,500         62,500

National Union Fire
Insurance Co. of
Pittsburgh, PA            56,250         56,250

Sandler Communications
Offshore                  37,500         37,500

Communities Foundation
of Texas                  25,000         25,000

KLAS, Inc.                31,250         31,250

HC Crown Corp.           175,000        112,500         62,500

21st Century Communications
Partners, L.P.           309,350        309,350

21st Century Communications
T-E Partners, L.P.       105,252        105,252

21st Century Communications
Foreign Partners, L.P.    41,647         41,647

                       PLAN OF DISTRIBUTION

          The shares may be offered for sale and sold by the Selling Shareholders from time to time in one or more public or private transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. The shares may be sold by the Selling Shareholders directly, through an underwritten offering, or through agents designated from time to time or to or through broker-dealers designated from time to time. The shares may be sold through a broker-dealer acting as agent or broker for the Selling Shareholders, or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such shares to the public at varying prices to be determined by such broker-dealer at the time of resale. The shares may be pledged to lenders as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder.

          If any shares are sold in an underwritten offering, such shares may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of any underwriters to purchase shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the shares specified in such Prospectus Supplement if any are purchased.

          The Selling Shareholders may also sell all or a portion of the shares pursuant to Rule 144 promulgated under the Securities Act, to the extent that such sales may be made in compliance with such Rule.

          The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of any of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

          In connection with a sale of shares, the following information will, to the extent then required, be provided in the Prospectus Supplement relating to such sale: the number of shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to the particular sale.

                  DESCRIPTION OF COMMON STOCK

          The description of the shares of Common Stock contained in the Company's Current Report on Form 8-K filed on December 23, 1997, Current Report on Form 8-K filed on December 5, 1994 to report an event of October 6, 1994, and Current Report on Form 8-K filed on January 25, 1995 to report an event of January 12, 1995 are hereby incorporated by reference.

                         LEGAL MATTERS

          The legality of the shares offered hereby have been passed upon by Proskauer Rose LLP, New York, New York.

                           EXPERTS

          The consolidated balance sheets of the Company and its subsidiaries as of December 31, 1995 and December 31, 1996, and the related consolidated statements of earnings, of shareholder's equity and of cash flows for the years ended December 31, 1995 and December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          The consolidated statements of earnings, of shareholder's equity and of cash flows of the Company and its subsidiaries for the year ended December 31, 1994, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.



















Part II.  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following is an itemized list of expenses (all but the registration fee are estimates) of the Company in connection with the issuance and sale of the Common Stock being registered.
The Company has agreed to pay all such expenses.

Registration Fee ...............  $2,368

Legal ..........................  $7,500

Accounting .....................  $16,200

American Stock Exchange
Listing Fee ..................... $17,500

Miscellaneous ..................  $500

                    TOTAL         $44,068

Item 15:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 721 of the New York Business Corporation Law provides that the indemnification and advancement of expenses of directors and officers may be provided by the certificate of incorporation or by-laws of a corporation, or when authorized by the certificate of incorporation or by-laws, a resolution of shareholders, a resolution of directors or an agreement providing for indemnification (except in cases where a judgment or other final adjudication establishes that such acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722 of the New York Business Corporation Law provides that a corporation may indemnify any person, made, or threatened to be made, a party of an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation, partnership, joint venture, trust, employee benefit plan or other entity which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other entity in any other capacity, against judgments, fines, amounts paid in settlement and reasonable expenses if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal acts or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 722 of the New York Business Corporation Law also states that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other entity at the request of the corporation, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, employee benefit plan or other entity, not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect to a threatened or pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court determines the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 726 of the New York Business Corporation Law provides that a corporation shall have the power to purchase and maintain insurance for indemnification of directors and officers. However, no insurance may provide for any payment, other than cost of defense, to or on behalf of any director or officer for a judgment or a final adjudication adverse to the insured director or officer if (i) a judgment or other final adjudication establishes that his acts of active and deliberate dishonesty were material to the cause of action adjudicated or that he personally gained a financial profit or other advantage to which he was not legally entitled or (ii) if prohibited under the insurance law of New York.

     Section 724 of the New York Business corporation Law provides that indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the New York
Business Corporation Law notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders.

     The Certificate of Incorporation and By-laws of the Company and Holdings exonerate directors of the Company and Holdings from personal liability to the Company or Holdings, as the case may be, and their respective stockholders, for monetary damages for breach of the fiduciary duty of care as a director, but it does not eliminate or limit liability for any breach of the directors' duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for any improper declaration of dividends or for any transaction from which the directors derived an improper personal benefit. The Certificate of Incorporation does not eliminate a stockholder's right to seek nonmonetary, equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

Item 16:  EXHIBITS

             (5)       Opinion of Proskauer Rose LLP.

             (23)(a)   Consent of Arthur Andersen LLP.

             (23)(b)   Consent of KPMG Peat Marwick LLP.

             (23)(c)   The Consent of Proskauer Rose LLP is
                       contained in their opinion filed as
                       Exhibit (5).

             (25) The powers of attorney to sign amendments to this Registration Statement appear on the signature pages.

Item 17:  UNDERTAKINGS

A.   To Update Annually

          Price Communications Corporation, the undersigned registrant (the "Registrant") hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




B.   Indemnification

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

C.   To File Post-Effective Amendments, As May Be Required

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

              (i)   To include any prospectus required by Section
                    10(a)(3) of the 1933 Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimate maximum offering range maybe reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with
                    respect to the plan of distribution not
                    previously disclosed in the Registration
                    Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


















                             SIGNATURES

          Pursuant to the requirements of the 1933 Act, PRICE COMMUNICATIONS CORPORATION, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of January, 1998.

                                PRICE COMMUNICATIONS CORPORATION
                                By: /s/ Robert Price
                                   Robert Price
                                   President

          Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below. Each person whose signature appears below hereby authorizes and appoints Robert Price as his attorney-in-fact to sign and file on his behalf individually and in each capacity stated below any and all amendments and post-effective amendments to this Registration Statement.

       Signature              Title                    Date

    /s/ Robert Price      President and Director January 8, 1998
      (Robert Price)     (Principal Executive
                          Officer, Financial Officer
                          and Accounting Officer)

  /s/ George H. Cadgene   Director               January 8, 1998
   (George H. Cadgene)

 /s/ Robert F. Ellsworth  Director               January 8, 1998
   (Robert F. Ellsworth)















                                                       EXHIBIT 5

                                     January 8, 1998

Price Communications Corporation
45 Rockefeller Plaza
New York, New York 10020

     RE:  REGISTRATION STATEMENT ON FORM S-3
          (REGISTRATION NO. 333-     )

Gentlemen:

     You have requested our opinion in connection with the above-referenced Registration Statement on Form S-3 (the "Registration Statement"), pursuant to which Price Communications Corporation, a New York corporation (the "Company"), intends to register 750,000 shares (the "Shares") of its Common Stock, par value $0.1 per share, which were sold to Sandler Media Group, Inc. pursuant to a letter agreement dated September 24, 1997.

     We have reviewed copies of the Certificate of Incorporation and the By-laws of the Company and the Registration Statement and exhibits thereto, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary, in order to render the opinion hereinafter set forth.

     Based upon, and subject to, the foregoing, we advise you that, in our opinion, the Shares have been duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission hereunder.

                              Very truly yours,

                              PROSKAUER ROSE LLP






                                                  EXHIBIT 23(a)

               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 registration statement dated December 31, 1997 of our report dated February 24, 1997 included in Price Communications Corporation's annual report on Form 10-K for the year ended December 31, 1996 and to all references to our Firm included in this registration statement.


Arthur Andersen LLP

New York, New York
December 30, 1997

































                                                  EXHIBIT 23(b)

                    CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Price Communications Corporation:

We consent to the use of our report dated January 20, 1995 incorporated herein by reference and to the reference to our firm under the headings "Additional Information" and "Experts" in the registration statement.

                                   KPMG Peat Marwick LLP

New York, New York
December 30, 1997